Exhibit 99.1

PRESS RELEASE

FOR IMMEDIATE RELEASE

For Further Information Contact

American Community Bancshares, Inc.

Mr. Randy P. Helton, President and CEO

Phone: 704-225-8444

AMERICAN COMMUNITY BANCSHARES, INC. ANNOUNCES

A QUARTERLY EARNINGS INCREASE OF THIRTY ONE PERCENT AND

SURPASSES $500 MILLION IN ASSETS

July 20, 2007. Charlotte, North Carolina: American Community Bancshares, Inc. (NASDAQ Stock Market: ACBA), the holding company for American Community Bank, announced unaudited earnings for the three months ended June 30, 2007 of $1,222,000, a 31.1% increase from unaudited earnings for the same period in 2006. Earnings for the second quarter 2007 were positively impacted by a $41.3 million increase in average earning assets. The Bank also reached a milestone by surpassing $500 million in assets. The Company continued to show a strong net interest margin at 4.28% for the quarter ended June 30, 2007 although it decreased from 4.59% in 2006. Diluted earnings per share increased to $0.17 per share for the three months ended June 30, 2007 from $0.13 per share for the same period in 2006. The annualized return on average assets for the three months ending June 30, 2007 was 1.00% with a return on average equity of 8.81% as compared to 0.82% and 7.17%, respectively for the same period in 2006.

Earnings in the second quarter were also positively impacted as the Company recorded a $437,000 decrease in its provision for loan losses during the quarter ended June 30, 2007. The provision for loan losses for the second quarter of 2006 was primarily related to losses discovered in the Bank’s leasing portfolio. Since that time, the leasing portfolio has paid down to a balance of approximately $5.9 million at June 30, 2007 from $12.0 million in 2006. In addition, nonperforming loans and leases (defined as non-accrual loans and leases plus loans and leases 90 days delinquent and still accruing) decreased 68.1% to a balance of $1.5 million at June 30, 2007 from a balance of $4.7 million at June 30, 2006. Nonperforming loans and leases as a percentage of total loans decreased to 0.40% at June 30, 2007 from 1.32% at June 30, 2006. Earnings for the quarter ended June 30, 2006 were also negatively impacted by a one-time non-cash compensation charge of $218,000 after tax related to stock options granted.

Unaudited earnings for the six months ended June 30, 2007 were $2,508,000 or a 12.0% increase over unaudited earnings for the six months ended June 30, 2006 of $2,239,000. Earnings per share (diluted) for the six months ended June 30, 2007 increased to $0.35 compared to $0.31 for the six months ended June 30, 2006. The annualized return on average assets for the six months ending June 30, 2007 was 1.03% with a return on average equity of 9.04% as compared to 1.00% and 8.71%, respectively for the same period in 2006.

Randy P. Helton, President and Chief Executive Officer commented, “The second quarter of 2007 showed significant earnings improvement over the same quarter of 2006 as we continue to build our franchise. We have reached an asset milestone, with over $500 million in assets and thirteen offices strategically located throughout North and South Carolina. We take pride in our loyal and dedicated employees that continue to build and grow relationships within the communities we serve.”

American Community Bancshares, Inc., headquartered in Charlotte, North Carolina is the holding company for American Community Bank. American Community Bank is a full service community bank headquartered in Monroe, North Carolina with nine North Carolina offices located in two of the fastest growing counties in North Carolina, Mecklenburg and Union. It also has four offices located in York and Cherokee Counties in South Carolina. American Community Bank provides a wide assortment of traditional banking and financial services offered with a high level of personal attention. The website for American Community Bancshares, Inc. is www.americancommunitybank.com. Its stock is traded on the NASDAQ National Market under the symbol “ACBA”. For more information contact: Stephanie Helms, Shareholder Relations or Dan Ellis, Chief Financial Officer at (704) 225- 8444.

Information in this press release contains "forward-looking statements." These statements involve risks and uncertainties that could cause actual results to differ materially, including without limitation, the effects of future economic conditions, governmental fiscal and monetary policies, legislative and regulatory changes, the risks of changes in interest rates and the effects of competition. Additional factors that could cause actual results to differ materially are discussed in American Community Bancshares’s recent filings with the Securities and Exchange Commission, including but not limited to its Annual Report on Form 10-K and its other periodic reports.

###

American Community Bancshares, Inc.

(Amounts in thousands except share and per share data)

(Unaudited)

Consolidated Balance Sheet	June 30, 2007	March 31, 2007	December 31, 2006 (a)	September 30, 2006	June 30, 2006
Assets
Cash and due from banks	$17,989	$17,977	$19,950	$15,268	$16,057
Interest-earning deposits with banks	11,481	14,381	17,295	11,357	326
Investment securities	74,012	59,946	65,192	66,239	65,309

Loans	381,415	375,395	370,431	368,020	357,134
Allowance for loan losses	(5,543)	(5,472)	(5,628)	(5,987)	(5,041)

Net loans	375,872	369,923	364,803	362,033	352,093

Accrued interest receivable	2,615	2,751	2,938	2,811	2,576
Bank premises and equipment	8,927	9,046	9,105	9,286	9,328
Foreclosed real estate	25	25	195	283	258
Non-marketable equity securities at cost	2,119	1,819	1,879	2,187	2,062
Goodwill	9,838	9,838	9,838	9,838	9,838
Other assets	2,803	3,302	3,463	4,112	2,925

Total assets	$505,681	$489,008	$494,658	$483,414	$460,772

Liabilities and Stockholders’ Equity
Deposits
Non-interest bearing	$58,453	$62,414	$61,735	$58,806	$56,125
Interest bearing	349,013	333,576	339,402	327,758	305,268

Total deposits	407,466	395,990	401,137	386,564	361,393

Borrowings	40,984	34,934	37,085	41,556	46,116
Accrued expenses and other liabilities	1,272	1,797	1,368	1,480	659

Total liabilities	449,722	432,721	439,590	429,600	408,168

Total stockholders’ equity	55,959	56,287	55,068	53,814	52,604

Total liabilities and stockholders’ equity	$505,681	$489,008	$494,658	$483,414	$460,772

Ending shares outstanding	6,961,236	7,020,343	7,008,081	6,963,663	6,921,554
Book value per share	$8.04	$8.02	$7.86	$7.73	$7.60

Average Balances:
Loans	$373,741	$369,191	$360,877	$361,216	$351,815
Earning assets	460,615	444,022	450,244	436,391	419,346
Total assets	496,220	487,791	491,385	474,706	457,689
Interest-bearing deposits	341,627	331,231	332,523	312,189	296,171
Stockholders’ equity	56,236	55,752	54,599	53,364	52,163

(a)	Derived from audited consolidated financial statements, except average balance data

American Community Bancshares, Inc.

Consolidated Income Statements

(Amounts in thousands except share and per share data)

(Unaudited)

Three months ended	June 30, 2007	March 31, 2007	December 31, 2006	September 30, 2006	June 30, 2006
Total interest income	$8,921	$8,698	$8,754	$8,320	$7,932
Total interest expense	4,001	3,899	3,898	3,646	3,180

Net interest income	4,920	4,799	4,856	4,674	4,752

Provision for loan losses	231	183	143	1,529	668

Net interest income after provision for loan loss	4,689	4,616	4,713	3,145	4,084

Non-interest income
Service charges on deposit accounts	608	581	615	615	601
Mortgage banking operations	93	80	81	84	106
Realized gains on sale of securities	—	17	—	35	—
Gain (loss) on economic hedge	(67)	11	—	—	—
Other	88	118	99	128	162

Total non-interest income	722	807	795	862	869

Non-interest expense
Salaries and employee benefits	1,743	1,658	1,577	1,513	1,855
Occupancy and equipment	564	565	570	560	560
Other than temporary impairment	—	76	—	—	—
Other	1,175	1,103	1,114	1,032	1,034

Total non-interest expense	3,482	3,402	3,261	3,105	3,449

Income before income taxes	1,929	2,021	2,247	902	1,504
Provision for income taxes	707	735	822	290	572

Net income	$1,222	$1,286	$1,425	$612	$932

Net income per share
Basic	$0.17	$0.18	$0.20	$0.09	$0.14
Diluted	$0.17	$0.18	$0.20	$0.09	$0.13

Weighted average number of shares outstanding
Basic	6,978,724	7,008,971	6,993,838	6,929,474	6,876,336
Diluted	7,140,680	7,176,577	7,191,755	7,173,914	7,176,336

Return on average equity	8.81%	9.36%	10.35%	4.59%	7.17%
Return on average assets	1.00%	1.05%	1.15%	0.52%	0.82%

Net interest margin	4.28%	4.38%	4.28%	4.25%	4.59%
Efficiency ratio	61.72%	60.68%	56.91%	56.09%	61.36%

Allowance for loan losses to total loans	1.45%	1.46%	1.52%	1.63%	1.41%
Net charge-offs to avg loans (annualized)	0.17%	0.37%	0.60%	0.63%	0.13%
Nonperforming loans to total loans	0.40%	0.41%	0.57%	0.84%	1.32%
Nonperforming assets to total assets	0.31%	0.32%	0.47%	0.71%	1.11%